Exhibit 99.1

Leap Reports 446,000 Net Customer Additions for Cricket Services in First Quarter 2010

~ Strong Performance Results in 5.4 Million End of Period Customers ~

~ Business Delivers 27 Percent Year-Over-Year Increase in Adjusted OIBDA ~

Note: A webcast of Leap’s conference call and accompanying presentation slides will be available at 5:00 p.m. EDT on Thursday, May 6, 2010 at http://investor.leapwireless.com.

SAN DIEGO--(BUSINESS WIRE)--May 6, 2010--Leap Wireless International, Inc. (NASDAQ: LEAP), a leading provider of innovative and value-driven wireless communications services through its Cricket brand, today reported customer and financial results for the quarter ended March 31, 2010. For the quarter, the Company gained approximately 446,000 net customer additions for its Cricket services, including approximately 249,000 net voice additions and approximately 197,000 net broadband additions. Churn for the first quarter was 4.5 percent, reflecting voice churn of 4.5 percent and broadband churn of 3.8 percent.

Service revenues for the first quarter increased 14 percent over the prior year quarter to $584.8 million. Adjusted operating income before depreciation and amortization (OIBDA) was $123.0 million, an increase of $26.2 million, or 27 percent, over the first quarter of 2009. Operating income for the first quarter of 2010 was $5.1 million, compared to an operating loss of $1.0 million for the first quarter of 2009.

“The Company had strong customer activations for both our voice and broadband services in the first quarter, demonstrating the appeal of our unlimited Cricket value proposition,” said Doug Hutcheson, Leap's president and CEO. “This first quarter customer growth helped deliver a 27 percent annual increase in adjusted OIBDA, even as we absorbed higher acquisition costs related to the Company’s strong customer additions during the quarter and approximately $4 million of expense relating to store and staffing adjustments. In addition, during the quarter the Company successfully introduced new, simplified, value-rich service plans and launched an expanded nationwide footprint for our voice services. Looking ahead, we expect that our new markets and Cricket Broadband service will begin to contribute positive adjusted OIBDA, and that adjusted OIBDA for the second quarter of 2010 will grow on a sequential basis over the first quarter of 2010 at a rate approaching the 45% growth rate we experienced in the second quarter of 2007 when our Auction 58 markets similarly began to contribute positive adjusted OIBDA, although we expect that this growth may be somewhat moderated by the effects of the competitive and economic environments.”

Financial Results and Operating Metrics (1)

(Unaudited; in millions, except for customer data and per share amounts)

	Three Months Ended March 31,
	2010	2009	Change
Service revenues	$584.8	$514.0	13.8%
Total revenues	$654.0	$587.0	11.4%
Operating income (loss)	$5.1	$(1.0)	610%
Adjusted OIBDA	$123.0	$96.8	27.1%
Adjusted OIBDA as a percentage of service revenues	21%	19%	-
Net loss	$(65.4)	$(47.4)	(38%)
Diluted net loss per share	$(0.90)	$(0.74)	(21.6%)
Gross customer additions(2)	1,132,998	889,911	27.3%
Net customer additions	445,768	492,753	(9.5%)
End of period customers	5,399,872	4,337,426	24.5%
Weighted-average customers	5,135,102	4,058,819	26.5%
Churn	4.5%	3.3%	-
End of period covered POPS	~ 94.2	~ 83.8	12.4%
Average revenue per user (ARPU)	$37.96	$42.21	(10.1%)
Cash costs per user (CCU)	$17.41	$20.03	(13.1%)
Cost per gross addition (CPGA)	$171	$195	(12.3%)
Cash purchases of property and equipment	$107.2	$201.8	(46.9%)
Unrestricted cash, cash equivalents and short-term investments	$525.9	$488.1	7.7%

(1) For a reconciliation of non-GAAP financial measures, please refer to the section entitled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” included at the end of this release. Information relating to population and potential customers (POPs) is based on population estimates provided by Claritas Inc. for the relevant year.

(2) The Company recognizes a gross customer addition for each Cricket Wireless, Cricket Broadband and Cricket PAYGo™ line of service activated by a customer.

Discussion of Financial and Operational Results for the Quarter

  Service revenues for the first quarter of 2010 increased 14 percent over the prior year period to $584.8 million. This increase was primarily the result of the growth in weighted-average customers driven by growth across our mature and newer markets.
  Operating income for the first quarter of 2010 was $5.1 million, compared to an operating loss of $1.0 million for the first quarter of 2009.
  Adjusted OIBDA of $123.0 million for the first quarter of 2010 included $3.8 million of costs associated with certain store and staffing adjustments and reflected higher-than-anticipated acquisition costs related to the Company’s strong customer additions during the quarter.
  Net loss for the first quarter of 2010 was $65.4 million, or a loss of $0.90 per diluted share, compared to a net loss of $47.4 million, or a loss of $0.74 per diluted share, for the first quarter of 2009. The year-over-year increase in net loss reflected increased depreciation and amortization expense in connection with the completion of the launch of the Company’s Auction #66 markets as well as higher interest expense due to increased debt levels and the elimination of capitalized interest.
  End of period customers for the first quarter of 2010 were 5,399,872, a 24.5 percent increase from end of period customers in the first quarter of 2009. Including customers associated with our pending joint venture in South Texas with Pocket Communications, total end of period customers would have been approximately 5.75 million.
  Churn for the first quarter of 2010 was 4.5 percent, as compared to 3.3 percent for the first quarter of 2009 and 4.7 percent for the fourth quarter of 2009, reflecting the impact of customer tenure in our markets launched in 2009, and the continuing effects of the competitive marketplace and challenging economic environment. Voice churn for the first quarter of 2010 was 4.5 percent and broadband churn was 3.8 percent.
  ARPU for the first quarter of 2010 declined 10.1 percent from the prior year quarter, and 1.8 percent from the fourth quarter of 2009, to $37.96. The year-over-year decline primarily reflected continued customer acceptance of the Company’s Cricket Broadband and Cricket PAYGo services, which are generally priced lower than the Company’s most popular Cricket Wireless service plans, and customer acceptance of the higher-value, lower-priced rate plans we launched in August of 2009.
  Capital expenditures during the first quarter of 2010 were $107.2 million, compared to $201.8 million in the first quarter of 2009, reflecting reduced investments as the first phase of Auction #66 market builds are now complete.

Other Key Operational Highlights

  Launched unlimited nationwide voice and text coverage in all 50 states, the District of Columbia and Puerto Rico, expanding coverage to approximately 277 million covered POPs and including the top 125 cities in the U.S.
  Introduced new, value-driven Cricket service plans, which all offer unlimited nationwide talk coverage and start at $30. Other service plans at $40, $50 and $60 offer additional features including unlimited text, picture and video messaging, mobile Web, navigation, mobile video entertainment and 411 capabilities. In addition, the Company standardized pricing on most bolt-on feature offerings at $5 per month including ringback tones, handset protection, and navigation.
  Entered into agreements to form a joint venture between Leap and Pocket Communications to provide expanded mobile communications services through Leap's Cricket brand to customers in the South Texas region, from San Antonio to Laredo and in the Rio Grande Valley covering more than 4.4 million potential customers, subject to customary closing conditions.
  Launched a $50 all-inclusive, unlimited Cricket Broadband plan at 450 select Best Buy Stores, with pricing that includes all fees and telecom taxes.
  Introduced the Samsung Stunt, bringing Bluetooth™ technology to Cricket’s most affordable tier of devices.
  Provided unlimited free calls to Haiti for Cricket customers to check on the status of family and friends in the wake of the January earthquake. In addition, Cricket participated in a text messaging initiative with the American Red Cross that enabled Cricket customers to make a donation to help those affected by the earthquake.

“The first quarter results reflect our continued ability to drive customer growth while at the same time expanding our margins and improving our cash-flow. The business once again achieved positive unlevered free-cash-flow in the first quarter of 2010, and we expect to achieve positive levered free-cash-flow in mid-2010,” said Walter Berger, Leap’s executive vice president and chief financial officer. “At the same time that the business is offering innovative, value-driven products which are important to customers, we have continued to effectively manage our costs. We have reduced capital expenditures by $94.6 million year-over-year, and we expect to see between approximately $175 and $225 million of cost management and productivity benefits to help fund improved services that strengthen our competitive position and benefit our margins.”

Conference Call Information

As previously announced, Leap management will host a conference call with live webcast at 5:00 p.m. EDT / 2:00 p.m. PDT today to discuss these results. Other forward-looking and material information may also be discussed during this call.

To listen live via telephone, dial 1-800-920-2191 (domestic) or 1-212-231-2900 (international). There is no participant passcode required for this event. If listening via telephone, the accompanying presentation slides may be accessed by visiting http://investor.leapwireless.com. Listeners should navigate to the live webcast and choose the 'No Audio - Slides Only' option to view the slides in conjunction with the live conference call. Individuals dialing into the live call are encouraged to call in 10 minutes prior to the start time in order to register and be placed into the call. More information about this event, including a live webcast, may be accessed by visiting http://investor.leapwireless.com.

An online replay and downloadable MP3 of the event will be available on the Company's website shortly after the live call and will be accessible for a limited period of time. A telephonic replay will be available approximately two hours after the call's completion and can be accessed by dialing 1-800-633-8284 (domestic) or 1-402-977-9140 (international) and entering reservation number 21466053.

About Leap

Leap provides innovative, high-value wireless services to a fast-growing, young and ethnically diverse customer base. With the value of unlimited wireless services as the foundation of its business, Leap pioneered its Cricket® service. The Company and its joint ventures now operate in 35 states and the District of Columbia and hold licenses in 35 of the top 50 U.S. markets. Through its affordable, flat-rate service plans, Cricket offers customers a choice of unlimited voice, text, data and mobile Web services. Headquartered in San Diego, Calif., Leap is traded on the NASDAQ Global Select Market under the ticker symbol “LEAP.” For more information, please visit www.leapwireless.com.

Notes Regarding Non-GAAP Financial Measures

Information presented in this press release and in the attached financial tables includes financial information prepared in accordance with generally accepted accounting principles in the U.S., or GAAP, as well as non-GAAP financial measures. Generally, a non-GAAP financial measure, within the meaning of Item 10 of Regulation S-K promulgated by the Securities and Exchange Commission (SEC), is a numerical measure of a company’s financial performance or cash flows that (a) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, which are included in the most directly comparable measure calculated and presented in accordance with GAAP in the consolidated balance sheets, consolidated statements of operations or consolidated statements of cash flows; or (b) includes amounts, or is subject to adjustments that have the effect of including amounts, which are excluded from the most directly comparable measure so calculated and presented. As described more fully in the notes to the attached financial tables, management supplements the information provided by financial statement measures with several customer-focused performance metrics that are widely used in the telecommunications industry. Adjusted OIBDA, CPGA, and CCU are non-GAAP financial measures. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. Reconciliations of non-GAAP financial measures used in this release to the most directly comparable GAAP financial measures can be found in the section entitled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” included toward the end of this release.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations based on currently available operating, financial and competitive information, but are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements. Our forward-looking statements include our discussions about planned product and service plan developments, competitiveness and expected financial and operational performance, and are generally identified with words such as “believe,” “expect,” “intend,” “plan,” “could,” “may” and similar expressions. Risks, uncertainties and assumptions that could affect our forward-looking statements include, among other things:

  our ability to attract and retain customers in an extremely competitive marketplace;
  the duration and severity of the current economic downturn in the United States and changes in economic conditions, including interest rates, consumer credit conditions, consumer debt levels, consumer confidence, unemployment rates, energy costs and other macro-economic factors that could adversely affect demand for the services we provide;
  the impact of competitors’ initiatives;
  our ability to successfully implement product offerings and execute effectively on our other strategic activities;
  our ability to obtain roaming services from other carriers at cost-effective rates;
  our ability to maintain effective internal control over financial reporting;
  our ability to attract, motivate and retain an experienced workforce;
  our ability to comply with the covenants in any credit agreement, indenture or similar instrument governing any of our existing or future indebtedness;
  our ability to consummate the joint venture with Pocket Communications, associated integration risks and costs, and uncertainties regarding the performance of the joint venture post closing;
  failure of our network or information technology systems to perform according to expectations and risks associated with the upgrade or transition of certain of those systems, including our customer billing system; and
  other factors detailed in the section entitled “Risk Factors” included in our periodic reports filed with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on March 1, 2010, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, which we expect to file shortly with the SEC.

All forward-looking statements included in this news release should be considered in the context of these risks. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on our forward-looking statements.

Leap is a U.S. registered trademark and the Leap logo is a trademark of Leap. Cricket, Jump, the Cricket “K” and Flex Bucket are U.S. registered trademarks of Cricket. In addition, the following are trademarks or service marks of Cricket: BridgePay, Cricket By Week, Cricket Choice, Cricket Connect, Cricket Nation, Cricket PAYGo and Cricket Wireless Internet Service. All other trademarks are the property of their respective owners.

LEAP WIRELESS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (1)
(In thousands, except share amounts)

	March 31, 2010	December 31, 2009
Assets	(Unaudited)
Cash and cash equivalents	$173,121	$174,999
Short-term investments	352,807	389,154
Restricted cash, cash equivalents and short-term investments	3,866	3,866
Inventories	55,189	107,912
Deferred charges	35,998	38,872
Other current assets	83,956	73,204
Total current assets	704,937	788,007
Property and equipment, net	2,093,904	2,121,094
Wireless licenses	1,923,097	1,921,973
Assets held for sale	-	2,381
Goodwill	430,101	430,101
Intangible assets, net	23,399	24,535
Other assets	84,268	83,630
Total assets	$5,259,706	$5,371,721
Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$228,575	$310,386
Current maturities of long-term debt	16,096	8,000
Other current liabilities	231,363	196,647
Total current liabilities	476,034	515,033
Long-term debt	2,725,772	2,735,318
Deferred tax liabilities	271,369	259,512
Other long-term liabilities	105,357	99,696
Total liabilities	3,578,532	3,609,559
Redeemable non-controlling interests	51,768	71,632
Stockholders’ equity:
Preferred stock — authorized 10,000,000 shares, $.0001 par value; no shares issued and outstanding	-	-
Common stock — authorized 160,000,000 shares, $.0001 par value; 78,226,957 and 77,524,040 shares issued and outstanding at March 31, 2010 and December 31 2009, respectively	8	8
Additional paid-in capital	2,152,772	2,148,194
Accumulated deficit	(524,132)	(458,685)
Accumulated other comprehensive income	758	1,013
Total stockholders’ equity	1,629,406	1,690,530
Total liabilities and stockholders’ equity	$5,259,706	$5,371,721

LEAP WIRELESS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (1)
(Unaudited and in thousands, except per share data)

	Three Months Ended March 31,
	2010	2009

Revenues:
Service revenues	$584,822	$514,005
Equipment revenues	69,132	72,982
Total revenues	653,954	586,987
Operating expenses:
Cost of service (exclusive of items shown separately below)	165,934	144,344
Cost of equipment	168,053	157,796
Selling and marketing	111,884	103,523
General and administrative	92,256	96,177
Depreciation and amortization	109,246	89,733
Total operating expenses	647,373	591,573
Gain (loss) on sale or disposal of assets	(1,453)	3,581
Operating income (loss)	5,128	(1,005)
Equity in net income of investees, net	571	1,479
Interest income	428	945
Interest expense	(60,295)	(41,851)
Other income (expense), net	15	(63)
Loss before income taxes	(54,153)	(40,495)
Income tax expense	(11,294)	(6,865)
Net loss	(65,447)	(47,360)
Accretion of redeemable non-controlling interests	(2,587)	(2,936)
Net loss attributable to common stockholders	$(68,034)	$(50,296)
Loss per share attributable to common stockholders:
Basic	$(0.90)	$(0.74)
Diluted	$(0.90)	$(0.74)
Shares used in per share calculations:
Basic	75,794	68,189
Diluted	75,794	68,189

LEAP WIRELESS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (1)
(Unaudited and in thousands)

	Three Months Ended March 31,
	2010	2009
Operating activities:
Net cash provided by operating activities	$93,551	$99,952
Investing activities:
Purchases of property and equipment	(107,206)	(201,785)
Change in prepayments for purchases of property and equipment	234	(1,494)
Purchases of and deposits for wireless licenses and spectrum clearing costs	(1,124)	(2,545)
Proceeds from sale of wireless licenses and operating assets	—	2,965
Purchases of investments	(122,483)	(234,563)
Sales and maturities of investments	158,425	165,914
Change in restricted cash	185	(1,134)
Net cash used in investing activities	(71,969)	(272,642)
Financing activities:
Repayment of long-term debt	(2,000)	(3,654)
Purchase of non-controlling interest	(20,973)	—
Proceeds from issuance of common stock, net	—	853
Other	(487)	(334)
Net cash provided by financing activities	(23,460)	(3,135)
Net decrease in cash and cash equivalents	(1,878)	(175,825)
Cash and cash equivalents at beginning of period	174,999	357,708
Cash and cash equivalents at end of period	$173,121	$181,883
Supplementary disclosure of cash flow information:
Cash paid for interest	$20,993	$41,187
Cash paid for income taxes	$79	$3
Non-cash investing and financing activities:
Contributions of wireless licenses in exchange for an equity interest	$2,381	$—

Explanatory Notes to Financial Statements

(1) The condensed consolidated financial statements and the tables of results and operating and financial metrics included at the beginning of this release include the accounts of Leap and its wholly owned subsidiaries as well as the accounts of LCW Wireless, LLC and Denali Spectrum, LLC and their wholly owned subsidiaries. The Company consolidates its non-controlling interests in LCW Wireless, LLC and Denali Spectrum, LLC in accordance with the authoritative guidance for the consolidation of variable interest entities because these entities are variable interest entities and the Company has the obligation to absorb their losses. All intercompany accounts and transactions have been eliminated in the condensed consolidated financial statements.

(2) The following table summarizes operating data for the Company’s consolidated operations for the three months ended March 31, 2010 and 2009 (unaudited; in thousands, except percentages):

	Three Months Ended March 31,				Change from Prior Year
	2010	% of 2010 Service Revenues	2009	% of 2009 Service Revenues	Dollars	Percent
Revenues:
Service revenues	$584,822		$514,005		$70,817	13.8%
Equipment revenues	69,132		72,982		(3,850)	(5.3%)
Total revenues	653,954		586,987		66,967	11.4%
Operating Expenses:
Cost of service	165,934	28.4%	144,344	28.1%	21,590	15.0%
Cost of equipment	168,053	28.7%	157,796	30.7%	10,257	6.5%
Selling and marketing	111,884	19.1%	103,523	20.1%	8,361	8.1%
General and administrative	92,256	15.8%	96,177	18.7%	(3,921)	(4.1%)
Depreciation and amortization	109,246	18.7%	89,733	17.5%	19,513	21.7%
Total operating expenses	647,373	110.7%	591,573	115.1%	55,800	9.4%
Gain (loss) on sale or disposal of assets	(1,453)	(0.2%)	3,581	0.7%	(5,034)	(140.6%)
Operating income (loss)	$5,128	0.9%	$(1,005)	(0.2%)	$6,133	610.2%

Total share-based compensation expense related to all of the Company’s share-based awards for the three months ended March 31, 2010 and 2009 was allocated as follows (unaudited; in thousands, except per share data):

	Three Months Ended March 31,
	2010	2009
Cost of service	$597	$844
Selling and marketing expenses	1,106	1,583
General and administrative expenses	5,462	9,228
Share-based compensation expense	$7,165	$11,655
Share-based compensation expense per share:
Basic	$0.09	$0.17
Diluted	$0.09	$0.17

Definition of Terms and Reconciliation of Non-GAAP Financial Measures

The Company utilizes certain financial measures that are widely used in the telecommunications industry and are not calculated based on GAAP. Certain of these financial measures are considered non-GAAP financial measures within the meaning of Item 10 of Regulation S-K promulgated by the SEC.

(3) Churn, which measures customer turnover, is calculated as the net number of customers that disconnect from our service divided by the weighted-average number of customers divided by the number of months during the period being measured. Customers who do not pay their first monthly bill are deducted from our gross customer additions in the month in which they are disconnected; as a result, these customers are not included in churn. Customers of our Cricket Wireless and Cricket Broadband service are generally disconnected from service approximately 30 days after failing to pay a monthly bill, and pay-in-advance customers who ask to terminate their service are disconnected when their paid service period ends. Customers of our Cricket PAYGo service are generally disconnected from service if they have not replenished or “topped up” their account within 60 days after the end of their current term of service. Management uses churn to measure our retention of customers, to measure changes in customer retention over time, and to help evaluate how changes in our business affect customer retention. In addition, churn provides management with a useful measure to compare our customer turnover activity to that of other wireless communications providers. We believe investors use churn primarily as a tool to track changes in our customer retention over time and to compare our customer retention to that of other wireless communications providers. Other companies may calculate this measure differently.

(4) ARPU is service revenues divided by the weighted-average number of customers, divided by the number of months during the period being measured. Management uses ARPU to identify average revenue per customer, to track changes in average customer revenues over time, to help evaluate how changes in our business, including changes in our service offerings and fees, affect average revenue per customer, and to forecast future service revenues. In addition, ARPU provides management with a useful measure to compare our subscriber revenue to that of other wireless communications providers. We do not recognize service revenue until payment has been received and services have been provided to the customer. In addition, customers of our Cricket Wireless and Cricket Broadband service are generally disconnected from service approximately 30 days after failing to pay a monthly bill. Customers of our Cricket PAYGo service are generally disconnected from service if they have not replenished or “topped up” their account within 60 days after the end of their current term of service. Therefore, because our calculation of weighted-average number of customers includes customers who have not paid their last bill and have yet to disconnect service, ARPU may appear lower during periods in which we have significant disconnect activity. We believe investors use ARPU primarily as a tool to track changes in our average revenue per customer and to compare our per customer service revenues to those of other wireless communications providers. Other companies may calculate this measure differently.

(5) CPGA is selling and marketing costs (excluding applicable share-based compensation expense included in selling and marketing expense), and equipment subsidy (generally defined as cost of equipment less equipment revenue), less the net loss on equipment transactions unrelated to initial customer acquisition, divided by the total number of gross new customer additions during the period being measured. The net loss on equipment transactions unrelated to initial customer acquisition includes the revenues and costs associated with the sale of wireless devices to existing customers as well as costs associated with device replacements and repairs (other than warranty costs which are the responsibility of the device manufacturers). We deduct customers who do not pay their first monthly bill from our gross customer additions, which tends to increase CPGA because we incur the costs associated with this customer without receiving the benefit of a gross customer addition. Management uses CPGA to measure the efficiency of our customer acquisition efforts, to track changes in our average cost of acquiring new subscribers over time, and to help evaluate how changes in our sales and distribution strategies affect the cost-efficiency of our customer acquisition efforts. In addition, CPGA provides management with a useful measure to compare our per customer acquisition costs with those of other wireless communications providers. We believe investors use CPGA primarily as a tool to track changes in our average cost of acquiring new customers and to compare our per customer acquisition costs to those of other wireless communications providers. Other companies may calculate this measure differently.

The following table reconciles total costs used in the calculation of CPGA to selling and marketing expense, which we consider to be the most directly comparable GAAP financial measure to CPGA (unaudited; in thousands, except gross customer additions and CPGA):

	Three Months Ended March 31,
	2010	2009
Selling and marketing expense	$111,884	$103,523
Less share-based compensation expense included in cost of selling and marketing expense	(1,106)	(1,583)
Plus cost of equipment	168,053	157,796
Less equipment revenue	(69,132)	(72,982)
Less net loss on equipment transactions unrelated to initial customer acquisition	(16,141)	(13,448)
Total costs used in the calculation of CPGA	$193,558	$173,306
Gross customer additions	1,132,998	889,911
CPGA	$171	$195

(6) CCU is cost of service and general and administrative costs (excluding applicable share-based compensation expense included in cost of service and general and administrative expense) plus net loss on equipment transactions unrelated to initial customer acquisition (which includes the gain or loss on the sale of devices to existing customers and costs associated with device replacements and repairs (other than warranty costs which are the responsibility of the device manufacturers)), divided by the weighted-average number of customers, divided by the number of months during the period being measured. CCU does not include any depreciation and amortization expense. Management uses CCU as a tool to evaluate the non-selling cash expenses associated with ongoing business operations on a per customer basis, to track changes in these non-selling cash costs over time, and to help evaluate how changes in our business operations affect non-selling cash costs per customer. In addition, CCU provides management with a useful measure to compare our non-selling cash costs per customer with those of other wireless communications providers. We believe investors use CCU primarily as a tool to track changes in our non-selling cash costs over time and to compare our non-selling cash costs to those of other wireless communications providers. Other companies may calculate this measure differently.

The following table reconciles total costs used in the calculation of CCU to cost of service, which we consider to be the most directly comparable GAAP financial measure to CCU (unaudited; in thousands, except weighted-average number of customers and CCU):

	Three Months Ended March 31,
	2010	2009
Cost of service	$165,934	$144,344
Plus general and administrative expense	92,256	96,177
Less share-based compensation expense included in cost of service and general and administrative expense	(6,059)	(10,072)
Plus net loss on equipment transactions unrelated to initial customer acquisition	16,141	13,448
Total costs used in the calculation of CCU	$268,272	$243,897
Weighted-average number of customers	5,135,102	4,058,819
CCU	$17.41	$20.03

(7) Adjusted OIBDA is a non-GAAP financial measure defined as operating income (loss) before depreciation and amortization, adjusted to exclude the effects of: gain/(loss) on sale/disposal of assets; impairment of assets; and share-based compensation expense (benefit).

Adjusted OIBDA should not be construed as an alternative to operating income or net income as determined in accordance with GAAP, as an alternative to cash flows from operating activities as determined in accordance with GAAP or as a measure of liquidity.

In a capital-intensive industry such as wireless telecommunications, management believes that adjusted OIBDA and the associated percentage margin calculation are meaningful measures of the Company’s operating performance. The Company uses adjusted OIBDA as a supplemental performance measure because management believes it facilitates comparisons of the Company’s operating performance from period to period and comparisons of the Company’s operating performance to that of other companies by backing out potential differences caused by the age and book depreciation of fixed assets (affecting relative depreciation expenses) as well as the items described above for which additional adjustments were made. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. Because adjusted OIBDA facilitates internal comparisons of the Company’s historical operating performance, management also uses this metric for business planning purposes and to measure our performance relative to that of our competitors. In addition, we believe that adjusted OIBDA and similar measures are widely used by investors, financial analysts and credit rating agencies as measures of our financial performance over time and to compare our financial performance with that of other companies in our industry. Adjusted OIBDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:

  it does not reflect capital expenditures;
  although it does not include depreciation and amortization, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted OIBDA does not reflect cash requirements for such replacements;
  it does not reflect costs associated with share-based awards exchanged for employee services;
  it does not reflect the interest expense necessary to service interest or principal payments on current or future indebtedness;
  it does not reflect expenses incurred for the payment of income taxes and other taxes; and
  other companies, including companies in our industry, may calculate these measures differently than we do, limiting its usefulness as a comparative measure.

Management understands these limitations and considers adjusted OIBDA as a financial performance measure that supplements but does not replace the information provided to management by our GAAP results.

The following table reconciles adjusted OIBDA to operating income (loss), which we consider to be the most directly comparable GAAP financial measure to adjusted OIBDA (unaudited; in thousands):

	Three Months Ended March 31,
	2010	2009
Operating income (loss)	$5,128	$(1,005)
Plus depreciation and amortization	109,246	89,733
OIBDA	$114,374	$88,728
Less (gain) loss on sale or disposal of assets	1,453	(3,581)
Plus share-based compensation expense	7,165	11,655
Adjusted OIBDA	$122,992	$96,802

CONTACT:
Leap Wireless International, Inc.
Greg Lund, Media Relations
858-882-9105
glund@leapwireless.com
or
Amy Wakeham, Investor Relations
858-882-9876
awakeham@leapwireless.com